Exhibit 10.1

CREDIT AGREEMENT

This Credit Agreement (“Agreement”), dated as of the 20th day of June, 2014, by and between Southeastern Land Developers, LLC, a Georgia limited liability company (“Borrower”) and Charles R. Rich, an individual residing in the State of Georgia (“CRC”),

AND

SHEPHERD’S FINANCE, LLC, a Delaware limited liability company (“Lender”).

WITNESSETH:

WHEREAS, Borrower has requested Lender to make a revolving loan to Borrower in the principal amount not to exceed ONE MILLION FIFTY THOUSAND and 00/100 DOLLARS ($1,050,000.00) to use for certain purposes as set forth herein; and

WHEREAS, Lender is willing to extend and assume such credit pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

1.01          Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context otherwise clearly requires:

“Affiliate” shall mean any Person which directly or indirectly controls, or is controlled by, or is under common control with, Borrower or CRC, and for each individual who is an Affiliate within the meaning of the foregoing, any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual and any Person directly or indirectly controlled by any of the foregoing. The term “control” means the possession, directly or indirectly, or the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

“ALR” shall mean that certain assignment of leases and rents relating to the Real Property given by Borrower to Lender dated as of the date hereof as required by Section 4.05 hereof, as the same may be supplemented or amended from time to time.

“Borrower” shall mean Southeastern Land Developers, LLC, a Georgia limited liability company, whose address is 6350 Lake Oconee Parkway, Suite 102, PMB 103, Greensboro, GA 30642.

“Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of Florida or other day on which banking institutions are authorized or obligated to close in Jacksonville, Florida.

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“Closing” shall mean the satisfaction of all requirements set forth in this Agreement by the Borrower, including those set forth in Article IV hereof.

“Closing Date” shall mean the date of Closing.

“Code” shall mean the Internal Revenue Code of 1986 as amended along with rules, regulations, decisions and other official interpretations in connection therewith.

“Collateral” shall mean collectively those items described in Section 2.14.

“Debt” shall mean collectively (A) all Indebtedness, whether of principal, interest, fees, expenses or otherwise, of the Borrower to Lender, whether now existing or hereafter incurred including, but not limited to, future loans and advances, if any, under this Agreement, and the Loan Documents, as the same may from time to time be amended, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (B) all other obligations for the repayment of borrowed money, whether of principal, interest, fees, expenses or otherwise, of the Borrower to Lender, now existing or hereafter incurred, whether under letters or advances of credit, lines of credit, other financing arrangements or otherwise (including, but not limited to, any obligations arising as a result of any overdrafts), whether or not related to this Agreement or Note, whether or not contemplated by Lender or the Borrower on the date hereof and whether direct, indirect, matured or contingent, joint or several, or otherwise, together with any and all extensions, renewals, refinancings or refundings thereof in whole or in part; (C) all costs and expenses including, without limitation, to the extent permitted by law, reasonable attorneys’ fees and legal expenses, incurred by Lender in the collection of any of the Indebtedness referred to in clauses (A) or (B) above, and amounts due and owing to Lender under this Agreement; and (D) any advances made by Lender for the maintenance, preservation, protection or enforcement of, or realization upon, any property or assets now or hereafter made subject to a deed to secure debt, pledge, lien or security interest granted pursuant hereto or pursuant to this Agreement, or the Loan Documents or pursuant to any agreement, instrument or note relating to any of the Debt including, without limitation, advances for taxes, insurance, repairs and the like.

“Disbursement” shall mean, each payment on the Note made by the Lender pursuant to this Agreement.

“Environmental Indemnification Agreement” shall mean that certain Environmental Indemnification Agreement given by the Borrower in favor of Lender dated as of the date hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean a Person which is under control by the Borrower within the meaning of Section 414(b) or (c) of the Code.

“Event of Default” shall mean any of the Events of Default described in Section 7.01.

“Fixtures” shall mean all personal property now or hereafter owned by the Borrower or CRC and now or hereafter affixed to, incorporated into or to be incorporated into, or used or useful in connection with, the Lots or the Improvements, or any part thereof, all replacements thereof, additions thereto and substitutions therefor.

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“GAAP” shall mean generally accepted accounting principles (as such principles may change from time to time) applied on a consistent basis (except for changes in application in which the Borrower’ independent certified public accountants concur).

“Guaranty” shall mean that certain Commercial Guaranty dated of even date herewith given by CRC as guarantor of the Loan.

“Guarantor” shall mean CRC in his capacity as such under to the Guaranty.

“Improvements” shall mean all buildings and related improvements and amenities now or hereafter on the Lots.

“Indebtedness” shall mean (i) all obligations for borrowed money (including, without limitation, all notes payable and drafts accepted representing extensions of credit, all obligations evidenced by bonds, debentures, notes or similar instruments, all obligations on which interest charges are customarily paid, all obligations under conditional sale or other title retention agreements and all obligations issued or assumed as full or partial payment for property, whether or not any such notes, drafts or obligations are obligations for borrowed money), including, but not limited to, the Note, (ii) all obligations secured by any deed to secure debt, lien, pledge, charge or security interest or encumbrance existing on property owned or acquired subject thereto, whether or not the obligations secured thereby shall have been assumed, (iii) all obligations to repay amounts drawn down by beneficiaries of letters of credit, (iv) all indebtedness and other obligations for the payment or purchase of which Borrower or CRC has agreed contingently or otherwise to advance or supply funds and (v) indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such indebtedness shall be the capitalized amount of such obligations determined in accordance with such principles.

“Interest Escrow” Shall mean the funds required by this loan agreement due from loan proceeds on the Closing Date, and replenished with funds from each payoff.

“Investment” shall mean the investment required by this loan agreement due from Borrower on the Closing Date.

“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.

“Lender” shall mean Shepherd’s Finance, LLC, a Delaware limited liability company, 12627 San Jose Blvd., Suite 203, Jacksonville, FL 32223.

“Lender’s Cost of Funds” shall mean the greater of five percent (5.0%) or the weighted average price paid by Lender on or in connection with all of its borrowed funds. Such weighted average price shall include interest rates, loan fees, legal fees and any and all other costs paid by Lender on its borrowed funds, and, in the case of funds borrowed by Lender from an Affiliate of Lender, the weighted average price paid by such Affiliate on or in connection with such borrowed funds. Lender’s Cost of Funds is determined each month at the beginning of the month, based on the cost of funds for the previous month. Each change in such rate shall be effective as of the beginning of the month.

“Lien” shall mean any deed to secure debt, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

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“Loan” or “Loans” shall mean the loan or loans made by Lender to the Borrower, or as otherwise advanced for the benefit of the Borrower, under this Agreement and as further set forth in Section 2.01 hereof.

“Loan Account” shall mean that as set forth in Section 2.13 hereof.

“Loan Document” or “Loan Documents” shall mean singularly or collectively, as the context may require, (i) this Agreement, (ii) the Note, (iii) the ALR, (iv) the Environmental Indemnification Agreement, (v) the Mortgage, (vi) the Guaranty, (vii) any and all other documents, instruments, certificates and agreements executed and/or delivered in connection with this Agreement, as any of they may be amended, modified, extended or supplemented from time to time.

“Loan Fees” shall mean the loan fees described in Section 2.12 hereof.

“Lots” shall mean the following lots in Greensboro, Georgia: 1020 Turnberry Cir (Lot 5), 1050 Quaker Ridge Road (Lot 3005), and 1110 Oak Valley Road (Lot 2055). Legal Descriptions are found herein as Exhibit A.

“Mortgage” shall mean that certain deed to secure debt and security agreement executed and delivered by Borrower to Lender dated as of the date hereof conveying a first priority lien of the Lots, as further set forth in Section 4.04 hereof.

“Note” shall mean that certain Promissory Note made by Borrower in favor of Lender dated as of the date hereof with a principal balance of One Million Fifty Thousand and 00/100 Dollars ($1,050,000.00), along with any note executed and delivered by Borrower pursuant to this Agreement, together with all extensions, renewals, refinancings or refundings in whole or part and as further set forth in Section 2.02 hereof.

“Office,” when used in connection with Lender, shall mean its designated office located at 12627 San Jose Blvd., Suite 203 Jacksonville, FL 32223, or such other office or offices as Lender may designate from time to time.

“Official Body” shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Plan” shall mean any plan, including single employer, multiple employer and multiemployer plans, subject to Title IV of ERISA and established or maintained for persons including employees or former employees of the Borrower or its Affiliates.

“Potential Default” shall mean any event or condition which with notice or passage of time or any combination of the foregoing would constitute an Event of Default.

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“Rate Adder” shall be calculated each month, based on the number of full months since the Closing Date (for the purposes of calculating the Rate Adder, only for the secondary adder, for homes built after the first home under this agreement, the Closing Date shall be replaced by the date construction on the current home was approved for construction by lender).

# of full months since Closing Date	Rate Adder
1-12	2%
13 and greater	7%

Also added to the Rate Adder shall be the following secondary adders, (which secondary adders shall never total more than 4% in the aggregate):

a) Construction not started within 90 days of Closing Date, until construction is started, 2% additional secondary adder and/or

b) Construction has not reached 90% completion based on inspection approved by Lender within 9 months of Closing Date, 2 % additional secondary adder.

There shall be no secondary adders when a loan is in default and being charged the default rate.

“Real Property” shall mean the Lots, the Improvements and the Fixtures.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, except any such event as to which the provision for thirty (30) days’ notice

“Spec Home” shall mean a home that is built without a current contract or sales agreement with a homebuyer, as approved by lender in its sole discretion.

“Termination Event” shall mean (i) a Reportable Event, (ii) the termination of a Single Employer Plan, or the treatment of a Single Employer Plan amendment as a termination of such Plan under Section 4041 of ERISA, or the filing of a notice of intent to terminate a Single Employer Plan, or (iii) the institution of proceedings to terminate a Single Employer Plan by the PBGC under Section 4042 of ERISA, or (iv) the appointment of a trustee to administer any Single Employer Plan.

ARTICLE II.
LOANS

2.01          Loans. Subject to the terms and conditions and relying upon the representations and warranties in this Agreement and the other Loan Documents, Lender agrees to make the following loan to the Borrower: A loan in the original principal amount of up to One Million Fifty Thousand and 00/100 Dollars ($1,050,000.00) (“Loan”) at the Closing, the net proceeds of which may be disbursed to Borrower in one or more Disbursements on the date of Closing or upon the date that all terms and conditions to be satisfied hereunder by Borrower, including obtaining the Lender’s approval of the final construction budget for any construction project, and as further set forth in Section 2.08, are fully satisfied in the Lender’s opinion, in accordance with and subject to the conditions, requirements and limitations set forth in this Agreement. Upon repayment of any amount of principal or interest on the Loan by Borrower, Borrower may reborrow hereunder, subject to the limitations on the maximum allowable amount outstanding provided in Section 2.05 and subject to any other conditions, requirements and limitations set forth in this Agreement.

2.02          Note. The obligation of Borrower to repay the unpaid principal amount of the Loan made to it by Lender, and to pay interest thereon, shall be evidenced in part by the Note, dated of even date herewith. The executed Note shall be delivered by the Borrower to Lender at the Closing.

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2.03          Interest Rates; Usury.

(a)              Interest Rates. The principal amount outstanding on the Note shall bear interest at a rate equal to the Lender’s Cost of Funds, plus the Rate Adder. Interest shall be computed on the basis of a year of 365/366 days for actual days elapsed.

(b)             Interest After Maturity or Default. After the principal amount of any part of the Debt, accrued interest thereon, or any fees or any other sums payable hereunder shall become due and remain unpaid (whether upon demand by Lender, upon the occurrence of an Event of Default, by acceleration or otherwise), the amount thereof shall thereafter until paid in full bear interest at a rate which shall be four percent (4.0%) per annum (based on a year of 365/366 days, calculated for actual number of days elapsed) above the then-current rate(s) applicable to the Note. Such interest rate(s) shall apply to the entire outstanding principal balance of the Loan. Upon the curing of such default, the interest rate on the Loan shall revert to the initially agreed interest rate hereunder, effective as of the date on which said default is cured.

(c)              Interest Rate Set by Law. In the event the rates of interest provided for in subsections (a) or (b) above are finally determined by any Official Body to exceed the maximum rate of interest permitted by any applicable usury or similar Laws, their or its application shall be suspended and there shall be charged instead the maximum rate of interest permitted by such Laws. If any payment of interest or in the nature of interest would cause the foregoing interest rate limitation to be exceeded, then such excess payment will be credited as a payment of principal of any of the Note, at Lender’s option, unless the Borrower notifies Lender in writing to return the excess payment to the Borrower.

2.04          Disbursements. The net proceeds of the Loan shall be disbursed as directed by Borrower for the purposes set forth in Section 2.08 upon all of the terms and conditions herein being satisfied in the Lender’s opinion. Disbursements shall be by check written to subcontractors and vendors, mailed to Borrower for disbursement. Remaining funds will be paid by check to the Borrower.

2.05          Principal and Interest Payments. Payments for the prior month’s accrued interest shall be due on the fifteenth (15th) day of each month. Upon or prior to such due date, Lender shall apply funds up to the balance of the Interest Escrow to the amount due on the Loan as interest, at Lender 's discretion as to the allocation. If the funds of the Interest Escrow are exhausted prior to the Loan being paid off, the Borrower will make interest payments to Lender from Borrower’s funds. Payments will be accepted by way of an ACH withdrawal initiated by Lender. Payments will first be Interest will also be due with principal payments made under section 2.05(a) or (b). Payments of principal shall be due as follows:

(a)              Upon the sale or transfer of all or a portion of any lot contained within the Real Property, or, consistent with Section 6.07 hereof, the lot’s outstanding principal balance and interest, and the amount required to replenish the Interest Escrow shall be paid by Borrower to Lender.

(b)             Upon demand by Lender.

2.06          Optional Prepayments. The Borrower shall have the right, at its option, to prepay the principal, interest or other amounts due from the Borrower under this Agreement or under the Note, in whole or in part at any time without premium or penalty. Prepayments will not, unless agreed to by Lender in writing, relieve the Borrower of its obligation to continue to make payments as set forth herein, rather, prepayments will reduce the principal balance of the Indebtedness, as determined by Lender in its sole discretion.

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2.07          Payments. All payments to be made in respect of principal, interest or other amounts due from the Borrower under this Agreement or under the Note shall be payable on or before 2:00 o’clock p.m., Jacksonville, Florida, time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue. Such payments shall be made to Lender at its Office in U.S. dollar funds immediately available at such Office without setoff, counterclaim or other deduction of any nature. All such payments shall be applied at the option of Lender to accrued and unpaid interest, outstanding principal and other sums dues under this Agreement in such order as Lender, in its sole discretion, shall elect. Lender shall attempt to automatically withdraw funds from Borrower’s account on the date due under the Note.

2.08          Use of Net Proceeds; Approval of homes.

(a)              Loan. The proceeds of the Loan shall be used for purchase of the Lots and construction of no more than two homes and no more than one Spec home approved by Lender. Approval shall require an acceptable appraisal and a review of the house plans. Such approval shall be at Lender’s sole and exclusive option, and such approval or denial shall be communicated to Borrower prior to the Closing. Proceeds will also be used to pay for the following expenses on Borrowers behalf at closing: Appraisal fee, real estate taxes, transfer and mortgage taxes customarily paid by Borrower, recording fees customarily paid by Borrower, Loan Fee, flood insurance (if required), builder’s risk insurance, boundary survey (only if lot is metes and bounds), title insurance, Interest Escrow and Borrower Investment. When the builder meets the requirements in the first sentence of this paragraph, it will request funding for a home to be built on any of the remaining Lots. The home will need to be approved by Lender, such approval being at the Lender’s sole and exclusive option. This option will continue until all remaining Lots are built on and released, or until Lender terminates the Loan, at its sole option.

2.09          Releases; Prohibitions on Transfer.

(a)	Notwithstanding anything herein to the contrary, neither the entirety of the Real Property nor any portion thereof will be released by Lender without the proper amount or amounts having been paid to reduce the amount outstanding on the loan in accordance with this Agreement.
(b)	Upon the payment of the release amount for the Real Property to be released, so long as all other terms and conditions contained herein shall have been satisfied, Lender shall take the proper steps to release its security interest in such portion of the Land as noted in Section 2.08 above.

2.10          Loan Fees. The Borrower shall pay the following loan fees to the Lender: for the Loan the first construction project, a fee in the amount of 5% of the estimated loan amount of $1,000,000 based on lending 70% of the appraised value of the home, which fee shall be earned by and paid to Lender at Closing, and funded out of proceeds of the Loan. Should the appraised value be more or less, the loan fee will be adjusted accordingly and credited or charged to the Borrower at the start of the third home.

2.11          Interest Escrow. The Borrower shall agree to provide an Interest Escrow of $35,000 from which monthly interest payments shall be deducted. The Interest Escrow will be funded at closing from proceeds of the Loan which shall be held in the Lender’s general operating funds and not yield interest to Borrower. As each home constructed is paid off, additional payoff funds will be requested from closing proceeds on Lender’s payoff letter to replenish the Interest Escrow.

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2.12          Indemnity. The Borrower and CRC shall jointly and severally indemnify Lender against any loss r expense which Lender has sustained or incurred as a consequence of any default by the Borrower or CRC in the performance or observance of any covenant or condition contained in this Agreement, or under the Note, including, without limitation, any failure of the Borrower to pay when due (by demand, upon maturity or otherwise) any principal, interest, commitment fees or any other amount due hereunder or under the Note. If Lender sustains or incurs any such loss or out-of-pocket expense, it shall from time to time notify the Borrower and CRC of the amount determined in good faith by Lender (which determination shall be conclusive) to be necessary to indemnify Lender for such loss or expense. Such amount shall be due and payable by the Borrower and CRC to Lender ten (10) Business Days after such notice is given and shall bear interest at the then applicable interest rate from the due date until paid (before and after judgment).

2.13          Loan Account. Lender shall open and maintain on its books a loan account (the “Loan Account”) with respect to repayments, prepayments, the computation and payment of interest and principal, and the computation and final payment of all other amounts due and sums paid to Lender hereunder. Except in the case of manifest error in computation, the Loan Account shall be conclusive and binding on the Borrower as to the amount at any time due to the Lender from the Borrower hereunder and under the Note.

2.14          Late Charge. Upon the occurrence of an Event of Default with respect to the payment of any installment of interest or principal on any of the Note for more than ten (10) days after the said installment becomes due, in addition to making a payment of the installment due, the Borrower or Parties shall pay to Lender a late charge in an amount equal to the greater of (i) Twenty-Five and 00/100 Dollars ($25.00) or (ii) five percent (5.0%) of any such overdue installment.

2.15          Collateral.

(a)              Note. The Note and all obligations of Borrower hereunder shall be secured by the ALR, the Environmental Indemnification Agreement, the Mortgage, the Guaranty, the Investment, and any and all other Loan Documents executed with respect thereto.

(b)             Cross-Collateralization. Borrower and CRC acknowledge and agree that all of the Collateral described herein shall serve as additional Collateral for any or all of the advances under the Note, notwithstanding any term or terms of a Loan Document to the contrary, and that upon the occurrence of an Event of Default, Lender may proceed against any portion of the Collateral, at Lender’s sole discretion.

2.16          Extinguishment. The obligations of the Borrower and CRC under the Note shall be extinguished, and Real Property may be released by Lender, upon such time as the outstanding balance relating to the Note zero dollars, and either the Borrower or the Lender wishes to terminate the agreement.

2.17          Calculation of Advance Amount. Each home will be eligible to receive 70% of the appraised value of the home (assuming construction) up to $350,000 of proceeds. For the first home construction project, the lot proceeds and fees and costs as listed in Section 2.08, not including the Interest Escrow and Borrower Investment, will be subtracted from 70% of the appraised value. For subsequent lots, the loan fee and new expenses (appraisal, for instance) will be subtracted from the 70% of appraised value. The remaining available proceeds will be available for draws based on the Lender’s then current draw schedule applicable to the home. By way of example, if the home to be built at 1020 Turnberry Circle appraised for $450,000, resulting in a loan amount of $315,000 and the items funded at closing were: Appraisal fee $700, real estate taxes $400, transfer and mortgage taxes customarily paid by Borrower $400, recording fees customarily paid by Borrower $100, Loan Fee (5.0% of $315,000, or $15,750), builder’s risk insurance $700, and title insurance for $800, as well as the selling price for the Lot of $69,900, then $88,750 will be funded at closing of the $315,000, and the remaining $226,250 will be available for construction draws. These draw amounts will be based on the percentages of completion as determined by lender as construction progresses. Up to seven draws per home will be allowed. Borrower will submit a project estimate form to Lender prior to construction of each home. Lender will pay invoices from subcontractors and material suppliers from available construction draw funds, directly to subcontractor, via ACH, after approval by Borrower and Lender. If Borrower is in default under the Agreement, Borrower’s approval will not be required.

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2.18          Borrower Investment. On the Closing Date for the first home, Borrower shall invest in a fixed rate note with Shepherd’s Finance (via the loan proceeds) of $40,000, for duration of 12 Months at the rate of 4.0%. The interest yielded by the investment will be paid monthly to the Borrower while not in default. This Investment shall be collateral for the Loan.

(a)              Upon maturity of the note, the Borrower shall renew the note for the shortest duration available at the time of the note renewal provided the Builder Investment is still due on account.

(b)             After final payoff of all debt, the Borrower Investment will still remain until the note’s then current maturity date.

2.19          Quality Control Inspections. During the term of this Agreement, the Lender may perform quality control inspections at its expense. The Lender may use these inspections to override inspections done under Section 4.14 of this Agreement.

2.20          Quality Control Appraisals. Lender will periodically have quality control appraisals (“QCA”) completed on the Collateral at its discretion and at its expense. If the value received from the QCA is, in the Lender’s opinion, substantially lower than the appraisal used in section 2.17, the Lender will have the option to reduce the appraised value used in 2.17 to the QCA appraised value.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

The Borrower and CRC hereby represent and warrant to Lender that:

3.01          Organization and Qualification. Borrower is a Georgia limited liability company and all of the Persons executing Loan Documents on Borrower’s behalf, are all duly organized, validly existing and in good standing under the laws of their jurisdiction of organization, and are duly qualified or licensed to do business, and are in good standing in all jurisdictions in which the ownership of their respective properties or the nature of their activities or both make such qualification or licensing necessary.

3.02          Authority; Power to Carry on Business: Licenses. The Borrower, CRC, and the respective Persons executing Loan Documents on their behalf, have the power and authority to execute, deliver and perform the Loan Documents to which they are a party, to make the borrowing provided for herein, and to perform their respective obligations hereunder and under the other Loan Documents. All such action has been duly and validly authorized by all necessary proceedings on their respective parts. The Borrower has all requisite power and authority to own and operate their respective properties and to carry on their businesses as now conducted and as presently planned to be conducted. The Borrower has all licenses, permits, consents and governmental approvals or authorizations necessary to carry on their respective businesses as now conducted and specifically in conjunction to the Real Property.

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3.03          Execution and Binding Effect. The Loan Documents have been duly and validly executed and delivered by the parties thereto and, to the extent they are a party thereto, constitute legal, valid and binding obligations of the Borrower and CRC, enforceable in accordance with the terms hereof and thereof.

3.04          Authorizations and Filings. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Official Body is or will be necessary or advisable in connection with the execution and delivery, of the Loan Documents, the consummation of the transactions herein or therein contemplated, and the performance of or compliance with the terms and conditions hereof or thereof.

3.05          Absence of Conflicts. Neither the execution and delivery of the Loan Documents, the consummation of the transactions herein or therein contemplated, nor the performance of or compliance with the terms and conditions hereof or thereof will (a) violate any Law or any regulation, order, writ, injunction, or decree of any court or governmental instrumentality or agency, (b) conflict with or result in a breach of or a default under the organizational documents of the Borrower, or any agreement or instrument to which any of such parties is a party or by which its properties (now owned or hereafter acquired) may be subject or bound or, (c) result in the creation or imposition of any Lien, charge or encumbrance upon any property (now owned or hereafter acquired) of any of such parties.

3.06          Ownership and Control. Schedule 3.06 to this Agreement states, as of the Closing Date, the owners of the ownership interests of the Borrower.

3.07          Managers of the Borrower; Business. Schedule 3.07 to this Agreement states as of the Closing Date the Persons authorized to execute the Loan Documents by the Borrower. In addition, Schedule 3.07 to this Agreement describes the business of the Borrower as presently conducted and as presently planned to be conducted.

3.08          No Event of Default; Compliance with Instruments. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default. The Borrower is not in violation of (i) any term of any organizational agreement nor (ii) any agreement or instrument to which they are a party or by which they or any of its properties (now acquired or hereinafter acquired) may be subject or bound.

3.09          Litigation. There is no pending, contemplated or threatened proceeding by or before any Official Body against or affecting the Borrower, CRC or the Collateral which, if adversely decided, would have a material adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower or CRC, the ability of the Borrower or CRC to perform their obligations under the Loan Documents, or the Collateral.

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3.10          Pension and Employee Benefit Plan Matters. The provisions of all deferred compensation, benefit, pension, profit sharing and other plans, if any, of the Borrower which are subject to ERISA (the “Plans”) comply in all respects with the requirements of ERISA. The Plans have not incurred any “accumulated funding deficiency” within the meaning of Section 302 of ERISA, if applicable, or Section 412 of the Code with respect to the most recent plan year ending on or prior to the date hereof, and each Borrower and its ERISA Affiliates have not incurred any liability on account of an “accumulated funding deficiency” with respect to the Plans. All contributions to the Plans required with respect to all plan years ending on or prior to the date hereof have been made, and the pro rata portion of the contribution with respect to the plan year in which the date hereof falls has been accrued on the respective financial statements of the Borrower. The funding method used in connection with the Plans is acceptable under ERISA and the actuarial assumptions used in connection with funding the Plans, in the aggregate, are reasonable. No liability to PBGC has been incurred with respect to the Plans (except for the premium liability under Section 4007(a) of ERISA) nor has any event or circumstances occurred in connection with the Plans which would result in any liability to the PBGC on the part of the Borrower or its ERISA Affiliates. No Reportable Event, within the meaning of Section 4043 of ERISA, has occurred with respect to the Plans, nor have the Plans been terminated in accordance with the procedures set forth in Sections 4041 or 4042 of ERISA or by operation of law. All premium payments with respect to the Plans to PBGC required as of the date hereof have been made. The Borrower, its ERISA Affiliates, and to the best knowledge of the Borrower and its ERISA Affiliates, any “party in interest” within the meaning of Section 3(14) of ERISA, have not engaged in any “prohibited transaction” within the meaning of Section 406(a) or (b) of ERISA or of Section 4975(c) of the Code, the occurrence of which would subject the Borrower or its ERISA Affiliates to any liability or any tax which may be imposed by Section 4975 of the Code or Section 502(i) of ERISA, with respect to a Plan. No legal action involving a Plan is pending or threatened against the Borrower or any of the fiduciaries of a Plan. The Plans have received determination letters from the Internal Revenue Service to the effect that each Plan is qualified under Section 401(a) of the Code and nothing has occurred since the receipt of the latest determination letters with respect to each Plan to adversely affect its continued qualification. the Borrower and its ERISA Affiliates, have, for all periods ending on or prior to the date hereof, administered the Plans and each “employee welfare benefit plan,” maintained by them, in all material respects in compliance with the reporting and disclosure requirements applicable thereto under ERISA, the Code or any other federal, state or local law. the Borrower and its ERISA Affiliates do not contribute to a multiemployer pension plan, as such term is defined in Section 3(37) of ERISA, on behalf of any of its employees.

3.11          Title to Property. The Borrower has good and marketable title in fee simple to all of the real property purported to be owned by the Borrower and good and marketable title to all other property purported to be owned by the Borrower which is securing the Loans, subject only to Liens not forbidden by Section 6.01 hereof.

3.12          Use of Net Proceeds. The net proceeds of the Note shall be used solely for the purposes set forth in Section 2.08.

3.13          Taxes. All tax returns required to be filed by the Borrower have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower or upon any of its respective properties, income, sales or franchises which are due and payable have been paid. The reserves and provisions for taxes on the books of the Borrower are adequate for all open years and for the current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Borrower have been finally determined by the Internal Revenue Service, or the time for audit has expired, and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

3.14          No Material Adverse Change. Since the July 10, 2013, there has been no material adverse change in the financial condition, assets, properties, management, operations or business of the Borrower or CRC.

3.15          Regulations U and X. The Borrower will make no borrowing hereunder for the purpose of buying or carrying any “margin stock,” as such term is used in Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time. The Borrower owns no “margin stock.” The Borrower is not engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock” in contravention of regulations U and X.

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3.16          Investment Company Act. The Borrower is not an “investment company” or company “controlled” by and “investment company” within the meaning of the Investment Company Act of 1940; as amended.

3.17          Compliance with Laws. The conduct by the Borrower of its business as it is presently conducted does not violate any provision of any Law or, if such conduct does violate a Law, such violation would not, together with all other such violations, have a material adverse effect on the financial condition or results of operations of the Borrower, and the Borrower has obtained all permits, licenses, consents and approvals of all Official Bodies or other third parties, including all consents and approvals, if any, under the Laws designed to protect the environment, which are required to conduct its business as it is presently conducted.

3.18          Licenses, Franchises. The Borrower owns or possesses all of the patents, trademarks, service patents marks, trade names, copyrights, licenses, franchises, permits and rights with respect to the foregoing necessary to own and operate its properties and to carry on its business as presently conducted without conflict with the rights of others. No individual patent or patent license is of material importance to its business and there is no reason to anticipate any material liability to the Borrower in respect of any claim of infringement of any thereof.

3.19          Utility Services. All utility services appropriate for housing are available at the boundaries of the Collateral.

3.20          Assessment of Property. Each Lot is and will continue to be assessed and taxed as an independent parcel by all governmental authorities.

3.21          Environmental Matters.

(a)              The Borrower and CRC warrant and represent that the Borrower and CRC are not aware of any circumstances which would result in any material obligation binding upon the Borrower or CRC under any environmental laws to investigate or remediate any Hazardous Substances in, on or under any parcel of the Real Property.

(b)             The Borrower and CRC will execute and deliver to Lender the Environmental Indemnification Agreement.

3.22          Solvency. After giving effect to the consummation of all the transactions contemplated hereby, the Borrower and CRC (a) shall be able to pay their debts as they become due, (b) shall have funds and capital sufficient to carry on their business and all businesses in which they are about to engage and, (c) shall own property having a value both at fair valuation and at fair saleable value in the ordinary course of the Borrower’s and CRC’s business greater than the amount required to pay its debts as they become due. The Borrower and CRC shall not be rendered insolvent by the execution and delivery of this Agreement, the borrowing hereunder and/or the consummation of any transactions contemplated herein.

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3.23          Accurate and Complete Disclosure, Continuing Representations and Warranties. No representation or warranty made by the Borrower or CRC under this Agreement or any Loan Document and no statement made by the Borrower or CRC in any certificate, report, exhibit or document furnished by the Borrower or CRC to Lender pursuant to or in connection with this Agreement is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). The Borrower and CRC have disclosed to Lender in writing every fact which materially and adversely affects, or would materially and adversely affect, the financial condition, assets, properties, management, operations or business of the Borrower or CRC or the ability of the Borrower or CRC to perform their respective obligations under the Loan Documents. The representations and warranties are to survive the delivery of the Loan Documents and the making of all disbursements hereunder until the Agreement is terminated by Lender.

ARTICLE IV.
CONDITIONS OF LENDING

The obligation of Lender to enter into this Agreement and to make the Loan hereunder is subject to the accuracy, as of the date hereof, of the representations and warranties contained in the Loan Documents, to the performance by the Borrower and CRC of their obligations to be performed hereunder and thereunder on or before the Closing Date, and to the satisfaction of the following further conditions:

4.01          Representations and Warranties, Events of Default and Potential Defaults. The representations and warranties contained in Article III shall be true on and as of the date of Closing and each disbursement, with the same effect as though made on and as of such date. On the date of the Closing or any disbursement, no Event of Default and no Potential Default (unless waived by Lender) shall have occurred and be continuing or exist.

4.02          Proceedings and Incumbency. On the Closing Date, there shall have been delivered to Lender, certificates of the Borrower in form and substance reasonably satisfactory to Lender, dated the Closing Date and signed on behalf of the Borrower by its respective Persons authorized to execute Loan Documents on its behalf certifying as to (a) true copies of the organizational documents of the Borrower as in effect on such date, (b) true copies of all organizational actions taken by the Borrower relative to the transactions contemplated by this Agreement, and (c) the names, true signatures and incumbency of all of the Persons authorized to execute and deliver the Loan Documents to which the Borrower are a party. Lender may conclusively rely on such certificate.

4.03          Loan Documents. On the Closing Date, those Loan Documents to be executed by or at the Closing Date shall have been executed and delivered to Lender and shall be in effect and all filings and recordings contemplated thereby shall have been made. The Borrower shall also deliver such other instruments, documents and certificates as Lender or its counsel shall reasonably require.

4.04          Deed to Secure Debt. There shall have been executed and delivered to Lender the deed to secure debt, pursuant to which Borrower shall have conveyed a first in priority lien on the Real Property to Lender, together with evidence satisfactory to Lender and counsel for Lender that the deed to secure debt has been filed in the appropriate public office.

4.05          ALR. There shall have been executed and delivered to Lender the ALR , pursuant to which the Borrower has assigned to Lender, as collateral, all the right, title and interest of the Borrower in and to any leases, together with evidence satisfactory to Lender and counsel for Lender that the ALR has been recorded and filed in the appropriate public office or offices.

4.06          Title Insurance. There shall have been delivered the following a title insurance commitment on the Lots in form and substance acceptable to Lender and its title insurer:

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4.07          Agreements Affecting the Real Property. There shall have been delivered a copy of any and all agreements, understandings, covenants and restrictions, with or relating to the Real Property, its owners or tenants, affecting the Borrower.

4.08          Certificates of Insurance. Lender shall have received such certificates of insurance as Lender may require, in form and substance satisfactory to Lender, from insurers satisfactory to Lender evidencing the fulfillment of the requirements of Section 5.02 hereof.

4.09          Details, Proceedings and Documents. On the Closing Date, all legal details and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory to Lender and its counsel and Lender shall have received and shall receive from time to time all such counterpart originals or certified or other copies of such documents and proceedings in connection with such transactions, in form and substance satisfactory to Lender, as Lender may from time to time request.

4.10          Other Documents and Conditions. On or before the Closing Date, Lender shall have received such other documents and conditions as may be required to be submitted to Lender by the terms of this Agreement or any Loan Document with respect to the transactions contemplated by this Agreement.

4.11          Fees and Expenses. The Borrower shall have paid all fees and charges required for the Closing (including fees and expenses paid by Lender from loan proceeds for Borrower at closing) and related to the Closing, including Borrower’s legal fees, site inspection costs, and any other similar matters pertinent to the Closing.

4.12          Builder Investment. At or Prior to the Closing Date for the first home to be built, or prior to construction on any additional homes to be financed under this agreement, the Borrower shall have made the appropriate Investment.

4.13          Project Estimate Form. At or Prior to the Closing Date for the first home to be built, or prior to construction on any additional homes to be financed under this agreement, the Borrower will submit a project estimate form to Lender.

4.14          Initial Construction Disbursement on Each Home. Prior to the initial construction disbursement on each home, Borrower shall order and supply a foundation survey to Lender, at Borrower’s expense. Prior to the initial construction disbursement on each home except 100 Evergreen Parkway, Lender shall perform title search at its expense.

4.15          Prior to All Construction Disbursements. Prior to all construction disbursements, an inspection with digital pictures will be done by a Realtor acceptable to Lender, at Borrower’s expense, if any. If the Realtor listing the property is unable, unwilling, or not acceptable to Lender, Lender will select a different inspector, also at Borrower’s expense, if any. Also prior to disbursement, Borrower will supply Lender with all invoices from subcontractors and vendors, and the disbursement request form supplied by Lender to Borrower, and the Disbursement Request Form then being used by Lender.

4.16          Sales Contract. Purchase contract for $19,300 for the three Lots delivered to Lender prior to closing.

4.17          Boundary Survey. Prior to the Closing Date for the first Lot, and the construction commencement for all other Lots, if any Lot which is to be constructed on is delineated by Metes and Bounds rather than platted, a boundary survey will need to be provided by Borrower at its expense.

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ARTICLE V.
AFFIRMATIVE COVENANTS

The Borrower and CRC covenant and agree with Lender as follows:

5.01          Reporting and Information Requirements.

(a)              Weekly Meetings. At Lender’s option, the Borrower shall meet with Lender to review progress of construction etc., on the phone or in person at the Real Property.

(b)             Notice of Event of Default. Promptly upon becoming aware of any Event of Default or Potential Default, the Borrower shall give Lender notice thereof, together with a written statement of the Borrower setting forth the details thereof and any action taken or contemplated to be taken by the Borrower.

(c)              Notice of Material Adverse Change. Promptly upon becoming aware thereof, the Borrower and CRC shall give Lender notice with respect to any material adverse change in the financial condition, assets, properties, management, operations or business of the Borrower or CRC.

(d)             Notice of Proceedings. Promptly upon becoming aware thereof, the Borrower and CRC shall give Lender notice of the commencement, existence or threat of all proceedings by or before any Official Body against or affecting the Borrower or CRC, which, if adversely decided, would have an adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower or CRC.

(e)              Visitation. Upon receipt of reasonable notice, the Borrower and CRC shall permit such persons as Lender may designate to visit and inspect any of their properties to examine the books and records relevant thereto and take copies and extracts therefrom, and to discuss the affairs of the Borrower and CRC with each of their agents, employees and independent accountants at such times and as often as Lender may reasonably request, at Lender’s expense. The Borrower and CRC hereby authorize such agents, employees and independent accountants to discuss with Lender the affairs of the Borrower and CRC, all at Lender’s expense.

(f)              Further Information. The Borrower and CRC will promptly furnish to Lender such other information, in such form, as Lender may reasonably request from time to time.

5.02          Insurance. The Borrower shall maintain, with financially sound and reputable insurers, general liability insurance with respect to its properties and businesses, against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to Lender and as is customary in the case of entities engaged in the same or a similar business or having similar properties in the same geographic area (including, if required by Lender, flood insurance). The Borrower agrees to provide Lender with thirty (30) days’ advance notice of the termination of any such policy of insurance.

5.03          Maintenance of Properties. The Borrower shall maintain or cause to be maintained in good repair, working order and condition the properties now or hereafter owned, leased or otherwise possessed by it and shall make or cause to be made all needful and proper repairs, renewals, replacements and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

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5.04          Payment of Liabilities. The Borrower shall pay or discharge:

(a)              prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges or levies imposed upon it or any of its properties or income;

(b)             on or prior to the date when due, all lawful claims of material men, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a Lien upon any such properties;

(c)              on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such properties; and

(d)             all other liabilities so that they are not in default, in the ordinary course of the Borrower’ business.

5.05          Compliance with Laws. The Borrower and CRC shall comply with all applicable Laws, in all material respects.

5.06          Continuation of and Change in Business. The Borrower shall continue to engage in the business and activities that it is presently engaged in. The Borrower shall not engage in any other business or activities without obtaining the prior written consent of Lender.

5.07          Use of Net Proceeds. The Borrower will use the net proceeds of the Note for the purposes set forth in Section 2.08 hereof.

5.08          Lien Searches. Lender may, but shall not be obligated to, conduct lien searches of the Borrower and its assets and properties, as Lender, in its sole discretion, may determine to be necessary.

5.09          Further Assurances. At any time and from time to time, upon Lender’s request, the Borrower and CRC shall make, execute and deliver, or cause to be made, executed and delivered, to Lender and where appropriate shall cause to be recorded or filed, and from time to time thereafter to be rerecorded and refiled at such time and in such offices and places as shall be deemed reasonably desirable by Lender, any and all such other Loan Documents, certificates and other documents as Lender may consider necessary or desirable in order to effectuate, complete or perfect and to continue and preserve the obligations of the Borrower and CRC hereunder under the Note and the Loan Documents and the Liens created thereby. Upon any failure by the Borrower or CRC to do so, Lender may make, execute, record, file, rerecord or refile any and each such Loan Document, instrument, certificate and document for and in the name of the Borrower or CRC.

5.10          Wages and Withholding Taxes. The Borrower shall pay when due all wages and other compensation and all withholding taxes. The Borrower shall create and fund a reserve for all withholding taxes for wages and other compensation which has been paid but as to which the taxes are not yet due. If such wages and other compensation are not paid when due and/or if such withholding taxes are not paid when due and/or a funded reserve is not created for withholding taxes which are owing for wages and other compensation which have been paid but as to which the taxes are not yet due, Lender may, but is not obligated to pay the Borrower’ wage, compensation and/or withholding tax liabilities and add such amounts so paid to the principal amounts due under Section 2.01 of this Agreement.

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5.11          Preservation of Existence. The Borrower shall maintain its limited liability company existence, rights and franchises in full force and effect in its jurisdictions of organization. The Borrower shall qualify and remain qualified as a foreign limited liability company in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the financial condition, assets, properties, management, operations or business of the Borrower.

5.12          Damage or Destruction. If any of the Collateral is damaged or destroyed by casualty of any nature, within sixty (60) days thereafter Borrower shall restore the Collateral and Improvements to the condition in which they were before such damage or destruction with funds not from the Lender. Lender will not be obligated to make disbursements under this Agreement until such restoration has been accomplished. Proceeds from any insurance policy may be used, at Lender’s sole discretion, to reduce the balance due under this Agreement rather than to improve the Collateral.

ARTICLE VI.
NEGATIVE COVENANTS

The Borrower and CRC covenant to Lender as follows:

6.01          Liens. Without the prior written consent of Lender, the Borrower shall not at any time create, incur, assume or suffer to exist any Lien on or against any assets of the Borrower or agree or become liable to do so except:

(a)              Liens in favor of Lender;

(b)             Liens arising from taxes, assessments, charges, levies or claims that are not yet due, that remain payable without penalty;

(c)              Deposits or pledges to secure workers’ compensation, unemployment insurance, old age benefits or other social security obligations, or in connection with or to secure the performance of bids, tenders, trade contracts or leases, or to secure statutory obligations, or stay, surety or appeal bonds, or other pledges or deposits of like nature and all in the ordinary course of business in an aggregate amount of less than Ten Thousand Dollars ($10,000.00); and

(d)             Zoning restrictions, easements, minor restrictions on the use of real property, and other minor Liens that do not secure the payment of money or the performance of an obligation and that do not in the aggregate materially detract from the value of a property or asset to, or materially impair its use in the business of the Borrower.

6.02          Indebtedness. Without the prior written consent of Lender, the Borrower shall not at any time create, incur, assume or suffer to exist any indebtedness or financing on or related to all or any portion or all of the Real Property except as approved in writing by Lender.

6.03          Capital Distributions and Dividends. The Borrower shall not declare, make, pay or agree, become or remain liable to make or pay, any dividends or other distribution of any nature (whether in cash, property, securities or other-wise) on account of or in respect of any membership interests of the Borrower if an Event of Default or Potential Event of Default exists.

6.04          Continuation of or Change in Business. The Borrower shall continue to engage in its business substantially as is currently undertaken, and the Borrower shall not engage in any other business.

6.05          Merger, Consolidation, Business Acquisitions. The Borrower shall not merge or agree to merge with or into or consolidate with or into any other Person without the prior written consent of Lender.

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6.06          Margin Stock. The Borrower will not use the proceeds of the Loans, directly or indirectly, to purchase any “margin stock” (within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System) or to extend credit to others for purpose of purchasing or carrying, directly or indirectly, any margin stock.

6.07          No Liens on Collateral. The Borrower shall not incur, create, assume or permit to exist, any Lien on all or any of the Collateral assigned to Lender pursuant to this Agreement or any other Loan Document as security for the Note, without the prior written consent of Lender.

6.08          Change in Control of the Borrower. The Borrower will not permit a Change in Control (as defined below), without the prior written consent of the Lender, which consent will not be unreasonably withheld. A Change of Control shall mean any one or more of the following: (i) CRC shall own (beneficially or of record, directly or indirectly) less than 100.0% of all membership interests of the Borrower, or (ii) at any time CRC shall fail to have the right to receive 100.0% or more of all distributions made by the Borrower, including without limitation liquidating distributions.

ARTICLE VII.
DEFAULTS

7.01          Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law):

(a)              The Borrower shall fail to pay when due principal or interest on the Note, any Loan Fee, the Investment, any amount payable pursuant to this Agreement or any Loan Document or any other amount due hereunder or under any agreement with Lender, and such default shall continue ten (10) consecutive days from the date such payment is due; or

(b)             Borrower shall be past due in an amount greater than $15,000 to any subcontractor or material supplier; or

(c)              Borrower shall fail to construct any home to 90% completion within 9 months; or

(d)             Borrower shall fail to reach 50% completion within 6 months; or

(e)              Borrower ceases construction prior to 90% completion;

(f)              The Borrower shall violate any prohibition on transfer or attempted transfer of all or any portion of the Real Property, or shall violate any other provision related to the transfer or attempted transfer of all or any portion of the Real Property as contained in this Agreement, except when such transfer immediately results in the Note related to this Agreement being brought to a zero dollar balance; or

(g)             Any representation, warranty or statement made by the Borrower or CRC under this Agreement or the Loan Documents or in any financial statement, certificate, report, exhibit or document furnished by the Borrower or CRC to Lender pursuant to this Agreement or the other Loan Documents shall prove to have been false or misleading in any material respect as of the time when made or becomes false or misleading at any time thereafter; or

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(h)             The Borrower or CRC shall default in the performance or observance of any covenant contained in Article V or Article VI hereof and such default shall continue thirty (30) consecutive days; or

(i)               The Borrower subdivides any Lot without Lender’s prior written approval; or

(j)               The Borrower or CRC shall default in the performance or observance of any other covenant, agreement or duty under the Loan Documents, and such default shall continue thirty (30) consecutive days after receipt of written notice by the Borrower or CRC from Lender of such default; or

(k)             The Borrower or CRC (i) shall default (as principal or guarantor or other surety) in any payment of principal of or interest on any obligation for borrowed money in excess of One Hundred Thousand Dollars ($100,000.00) beyond any period of grace with respect thereto or, if such obligation or obligations is or are payable or repayable on demand, shall fail to pay or repay such obligation or obligations when demanded or (ii) shall default in the observance of any covenant, term or condition contained in any agreement or instrument by which such obligation or obligations is or are created, secured or evidenced if the effect of such default is to cause, or to permit the holder or holders of such obligation or obligations (or a trustee or agent on behalf of such holder or holders) to cause, all or part of such obligation or obligations to become due before its or their otherwise stated maturity; or

(l)               One or more judgments for the payment of money in excess of $10,000.00 shall have been entered against the Borrower or CRC, which judgment or judgments shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

(m)           A writ or warrant of attachment, garnishment, execution, distraint or similar process shall have been issued against the Borrower or CRC which shall have remained undischarged and unstayed for a period of thirty (30) consecutive days; or

(n)             Lender shall have determined (which determination shall be conclusive) that a material adverse change has occurred in the financial condition, assets, properties, management, operations or business of the Borrower or CRC or that the prospect of payment or performance of any covenant, agreement or duty under this Agreement, or the other Loan Documents is impaired or that Lender is insecure; or

(o)             The death, incarceration or incapacitation of CRC; or

(p)             A proceeding shall have been instituted in respect of the Borrower or CRC:

(i)               seeking to have an order for relief entered in respect of the Borrower or CRC or seeking a declaration or entailing a finding that Borrower or CRC is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to the Borrower, CRC, their assets or their debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(ii)             seeking appointment of a receiver, trustee, custodian, liquidator, assignee, sequestrator or other similar official for the Borrower or CRC or for all or any substantial part of their property; or

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(iii)           any such proceedings shall result in the entry, making or grant of any such order for relief, declaration, funding, relief, or appointment, or such proceeding shall remain undismissed and unstayed for a period of thirty (30) days or more; or

(q)             The Borrower or CRC shall become insolvent, shall become generally unable to pay their debts as they become due, shall voluntarily suspend transaction of their business, shall make a general assignment for the benefit of creditors, shall institute a proceeding described in Section (p)(i) or shall consent to any such order for relief, declaration, finding or relief described therein, shall institute a proceeding described in Section (p)(ii) or shall consent to any such appointment or to the taking of possession by any such official of all or any substantial part of its property whether or not any proceeding is instituted, shall dissolve, wind-up or liquidate itself or any substantial part of its property, or shall take any action in furtherance of any of the foregoing; or

(r)              (i) a Termination Event with respect to a Plan shall occur, (ii) any person shall engage in any prohibited transaction involving any Plan, (iii) an accumulated funding deficiency, whether or not waived, shall exist with respect to any Plan, (iv) any Borrower or any ERISA Affiliate shall be in “Default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments due to a multiemployer plan resulting from any Borrower’s or any ERISA Affiliate’s complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Plan, or (v) any other event or condition shall occur or exist with respect to a Single Employer Plan, except that no such event or condition shall constitute an Event of Default if it, together with all other events or conditions at the time existing, would not subject Borrower to any tax, penalty, debt or liability which, alone or in the aggregate, would have a materially adverse effect on Borrower.

7.02          Consequences of an Event of Default. Upon the occurrence of an Event of Default, Lender may demand the unpaid principal amount of any or all of the Note, interest accrued thereon and all other amounts owing by the Borrower or CRC hereunder or under the Note or other Loan Documents to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue.

7.03          Set-Off. If the unpaid principal amount of the Note, interest accrued thereon or other amount owing by the Borrower hereunder or under the Note shall have become due and payable (by demand or otherwise), Lender and the holder of any participation in the Note shall each have the right, in addition to all other rights and remedies available to it, without notice to the Borrower, to set-off against and to appropriate and apply to such due and payable amounts any Debt owing to, and any other funds held in any manner for the account of, the Borrower by Lender or by such holder, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by the Borrower with Lender or such holder, and the Deposit. The Borrower hereby consents to and confirms the foregoing arrangements and confirms each of Lender’s rights and such holder’s rights of banker’s lien and set-off. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any of Lender’s rights or any such holder’s rights of banker’s lien or set-off.

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7.04          Other Remedies. If one or more Events of Default shall occur, then Lender, in addition to any and all other rights and remedies which Lender may then have hereunder, under the UCC, or under any other instrument, or which Lender may have at Law or in equity or otherwise, may, at its option: (i) in the name of the Borrower, or otherwise, demand, collect, receive and receipt for, compound, compromise, settle and give acquittance for, and prosecute and discontinue any suits or proceedings in respect to any or all of the Collateral; (ii) take any action which Lender may deem necessary or desirable in order to realize on the Collateral, including, the power to perform any contract, endorse in the name of the borrower without recourse to such Borrower any checks, drafts, notes or other instruments or documents received in payment of or on account of the Collateral; (iii) enter upon the premises where any of the Collateral not in the possession of Lender is located and take possession thereof and remove the same, with or without judicial process; (iv) reduce their claim to judgment or foreclosure or otherwise enforce the security interests herein granted and assigned, in whole or in part, by any available judicial procedure; (v) after notification, if any, provided for herein, sell, lease, or otherwise dispose of, at the office of Lender, on the premises of the borrower, or elsewhere, all or any part of the Collateral, in its then condition or following any commercially reasonable preparation or processing, and any such sale or other disposition may be as a unit or in parcels, by public or private proceedings, and by way of one or more contracts (it being agreed that the sale of any part of Collateral shall not exhaust Lender’s power of sale, but sales may be made from time to time, and at any time, until all the Collateral has been sold or until all of the Borrower’ Indebtedness to Lender has been fully paid and performed), and at any such sale it shall not be necessary to exhibit any of the Collateral; (vi) at its discretion, retain the Collateral in satisfaction of the Note whenever the circumstances are such that Lender is entitled to do so under the Code or otherwise; or (vii) exercise any and all other rights, remedies and privileges Lender may have under this Agreement or under the Loan Documents.

7.05          Non-Assumption of Liability. Nothing herein contained shall relieve the Borrower or CRC from performing any covenant, agreement or obligation on the part of the Borrower or CRC to be performed under or in respect to any of the Collateral or from any liability to any party or parties having an interest therein or impose any liability on Lender for the acts or omissions of the Borrower or CRC in connection with any of the Collateral. Lender shall not assume or become liable for, nor shall it be deemed or construed to have assumed or become liable for, any obligation of the Borrower or CRC with respect to any of the Collateral, or otherwise, by reason of the grant to Lender of security interests in the Collateral.

7.06          Cross-Default. Borrower and CRC acknowledge and agree that, at the discretion of the Lender, a default or Event of Default under any Loan Document shall constitute a default or Event of Default under all other Loan Documents, notwithstanding any term or terms of a Loan Document to the contrary.

ARTICLE VIII.
MISCELLANEOUS

8.01          Business Days. Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

8.02          Records. The unpaid principal amount of the Note, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability and the accrued and unpaid commitment fee shall at all times be ascertained from the records of Lender which shall be conclusive absent manifest error.

8.03          Amendments and Waivers. Lender and the Borrower, acting together, may from time to time enter into agreements amending, modifying or supplementing this Agreement or the Note or any other documents or instruments pursuant to or in connection herewith or changing the rights of Lender or of the Borrower hereunder or thereunder, and Lender may from time to time grant waivers or consents to a departure from the due performance of the obligations of the Borrower hereunder or thereunder. Any such agreement, waiver or consent must be in writing and shall be effective only to the extent specifically set forth in such writing. In the case of any such waiver or consent relating to any provision hereof, any Event of Default or Potential Default so waived or consented to shall be deemed to be cured and not continuing, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

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8.04          No Implied Waiver, Cumulative Remedies. No course of dealing and no delay or failure of Lender in exercising any right, power or privilege under this Agreement, the Note, the Loan Documents or any other documents or instruments pursuant to or in connection herewith shall affect any other or further exercise thereof or exercise of any other right, power or privilege except as and to the extent that the assertion of any such right, power or privilege shall be barred by an applicable statute of limitations; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any other exercise thereof or of any other right, power or privilege. The rights and remedies of Lender under this Agreement, the Note or any other documents or instruments pursuant to or in connection herewith are cumulative and not exclusive of any rights or remedies which Lender would otherwise have.

8.05          Notices. All notices, requests, demands, directions and other communications (collectively “notices”) under the provisions of this Agreement or the Note shall be in writing (including telexed communication) unless otherwise expressly permitted hereunder and shall be sent by first-class or first-class express mail, or by telex with confirmation in writing mailed first-class, in all cases with charges prepaid, and any such properly given notice shall be effective when received. All notices shall be sent to the party in question at the address stated in Section 1.01 or in accordance with the last unrevoked written direction from such party to the other parties.

8.06          Expenses; Taxes, Attorneys’ Fees. The Borrower agree to pay or cause to be paid and to save Lender harmless against liability for the payment of all reasonable out-of-pocket expenses including, but not limited to, fees and expenses of counsel for Lender, incurred by Lender from time to time (i) relating to any requested amendments, waivers or consents to this Agreement, the Note or any such documents or instruments and, (ii) arising in connection with Lender’s enforcement or preservation of rights under this Agreement and the Note or any such documents or instruments including, but not limited to, such expenses as may be incurred by Lender in the collection of the outstanding Note. The Borrower agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by Lender to be payable in connection with this Agreement, the Note or any other documents, instruments or transactions pursuant to or in connection herewith, and the Borrower agree to save Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions. In the event of a determination adversely to the Borrower of any action at law or suit in equity in relation to this Agreement, the Note, or any Loan Document, the Borrower will pay, in addition to all other sums which the Borrower may be required to pay, a reasonable sum for attorney’s fees incurred by Lender or the holder of such Note in connection with such action or suit. All payments due from the Borrower under this Section 8.06 shall be added to and become part of the Note, as applicable, until paid in full.

8.07          Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

8.08          Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Georgia, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State, without regard to the principles of conflicts of laws thereof.

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8.09          Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties relating to the transactions provided for herein.

8.10          Duration; Survival. All representations and warranties of the Borrower and CRC contained herein or made in connection herewith shall survive the making of and shall not be waived by the execution and delivery of this Agreement or the Note, any investigation by Lender, or the making of any of the Loan, and Lender may hereby rely upon same. Notwithstanding termination of this Agreement or an Event of Default, all covenants and agreements of the Borrower and CRC shall continue in full force and effect from an after the date of this Agreement so long as the Borrower and CRC may borrow hereunder and until payment in full of the Note, interest thereon, Loan Fees and all other obligations of the Borrower and CRC under this Agreement or the Note. Without limitation, it is understood that all obligations of the Borrower and CRC to make payments to or indemnify Lender shall survive the payment in full of the Note and of all other obligations of the Borrower and CRC thereunder and hereunder.

8.11          Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

8.12          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender, the Borrower, and its successors and assigns, and CRC and his heirs, successors and assigns, except that the Borrower and CRC may not assign or transfer any of their rights hereunder without the prior written consent of Lender. Except to the extent otherwise required by the context of this Agreement, the word “Lender” where used in this Agreement shall mean and include any holder of the Note originally issued to Lender, and each such holder of the Note shall be bound by and have the benefits of this Agreement the same as if such holder had been a signatory hereto.

8.13          Participation. Without notice to the Borrower or CRC, Lender may participate, sell or assign all or part of the credit facilities evidenced by the Note and, at any time and from time to time, all information on the Borrower and CRC may be provided to any potential purchaser of or participant in the Note, any governmental authority, Lender’s auditory and professional advisors, any person or entity which in the ordinary course of its business makes credit reference inquiries, and as may be necessary or advisable for the preservation of Lender’s rights.

8.14          Condemnation Matters. Any condemnation of the Land, whether through a release of deed to secure debt, recording of easements or otherwise, shall be subject to Lender’s prior approval. All proceeds from any condemnation shall be applied by Lender to the outstanding principal balance of the Note. Failure to comply with the terms of this Section shall constitute an Event of Default under Section 7.01.

8.15          Jurisdiction; Waiver of Trial by Jury. The Borrower acknowledges and unconditionally and irrevocably agrees and consents:

(a)              To the jurisdiction of courts of the Gloucester County, Georgia, and to the jurisdiction of and venue in any federal court sitting in the District of Georgia, for, with respect to, or concerning any suit, action, or other legal proceeding pertaining to or in any way or manner concerning, arising out of, or relating to the collection or enforcement of the Note, any of Lender’s rights, remedies, or recourses with respect to the Note, this Agreement, or any provision or provisions of any other Loan Document; and

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(b)             That service of any court paper, including, without limitation, any process, complaint, subpoena, answer, reply, response, motion, order, or notice, may be effected on the Borrower by mail, addressed and mailed as provided herein or in such other manner as may be provided under applicable laws or rules of the State of Georgia or the District of the State of Georgia. However, nothing contained herein shall prevent or limit Lender from bringing or instituting any suit, action, or other legal proceeding or exercising any of its rights, remedies, or recourses against any security for the Note or against the Borrower or CRC, or any property of the Borrower or CRC, within any other state or jurisdiction. Initiating, bringing, or instituting any such suit, action, or proceeding in any other state or jurisdiction shall in no way or manner constitute a waiver or release of the provision and agreement herein that the laws of the State of Georgia shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights, powers, duties, and obligations of the parties upon whom this Agreement shall be binding or the submission by the Borrower or CRC to personal jurisdiction within the State of Georgia. The means and manner of obtaining personal jurisdiction and perfecting service of process contained herein are not intended to be and shall not be construed to be exclusive, but are and shall be cumulative and in addition to all other means and manner of obtaining personal jurisdiction and perfecting service of process as now or hereafter provided by the laws of the State of Georgia or the District of the State of Georgia.

(c)              BY EXECUTION OF THIS AGREEMENT, The Borrower AND CRC MUTUALLY, KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVE AND RELEASE ANY AND ALL RIGHTS TO TRIAL BY JURY, AND SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR LITIGATION PROCEEDING BASED UPON OR ARISING OUT OF THE LOAN TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. The Borrower AND CRC FURTHER WAIVE AND RELEASE ANY AND ALL RIGHTS TO CONSOLIDATE ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL HAS NOT BEEN WAIVED. THIS SUBPARAGRAPH AND THE PROVISIONS HEREIN CONTAINED CONSTITUTE AN IRREVOCABLE WAIVER AND RELEASE.

[Signature page to follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly and properly executed as of the date first above written.

The Borrower:

Southeastern Land Developers, LLC

By: /s/ Charles R. Rich

Name: Charles R. Rich, as its Manager

CHARLES R. RICH INDIVIDUALLY:

/s/ Charles R. Rich

Charles R. Rich

LENDER:

SHEPHERD’S FINANCE, LLC

By: /s/ Dan Wallach

Name: Dan Wallach

Title: Chief Executive Officer

The Guarantor joins in the execution of this Agreement to evidence their agreement to the applicable provisions of this Agreement.

GUARANTOR:

/s/ Charles R. Rich

Charles R. Rich

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Exhibit A

LEGAL DESCRIPTION

TRACT ONE:

All that certain lot or parcel of land lying and being in the 163rd District, G.M., of Greene County, Georgia, within Harbor Club on Lake Oconee and being designated as Lot No. 2055 of Phase One, Unit Two, Section Four, containing 1.22 acres, more or less, as is more particularly described on that certain plat of survey by George A. Butcher, RLS #1903, dated September 27, 1989, recorded in Plat Book 15, Page 213, Greene County, Georgia records.

Deed Reference: Deed Book 1083, Page 165, Clerk's Office, Greene County Superior Court. Tax Map & Parcel: 074A000210

TRACT TWO:

All that certain lot or parcel of land lying and being in the 163rd District, G.M., of Greene County, Georgia, being Lot No. 3005 of Phase Two, Unit Three of Harbor Club on Lake Oconee, as shown and designated on that certain plat of survey prepared by East Metro Surveyors, Inc. (George A. Butcher, R.L.S. No. 1903), dated January 17, 1990, recorded in Plat Book 15, Page 235, Clerk’s Office, Greene County Superior Court, said plat and the record thereof is by reference incorporated herein.

Deed Reference: Deed Book 171, Page 198, Clerk's Office, Greene County Superior Court.

Tax Map & Parcel: 055A000260

TRACT THREE:

All that lot or parcel of land, lying and being in the 163rd District, G.M. of Greene County, Georgia, and being known and designated as Lot 5, Phase II, Section A, of Harbor Club Subdivision containing 0.99 acre, more or less, as shown on a plat of survey by John A. McGill, Jr. (The Oconee Company), Georgia R.L.S. No. 2858, filed for record July 24, 2003, in Plat Cabinet 1, Slide 515, Pages 6-8, Clerk's Office, Greene County Superior Court, as revised by plat of survey by John A. McGill, Jr. (The Oconee Company), Georgia R.L.S. No. 2858, filed for record July 22, 2004, in Plat Cabinet 1, Slide 539, Pages 4-7, said Clerk’s Office, which plats and the record thereof are by reference incorporated herein.

Tax Map & Parcel: 075F000050

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